EXHIBIT 34.4

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the Board of Directors of Dell Credit Company LLC, General Partner of Dell Financial Services, L.P.:

We have examined Dell Financial Services L.P.’s and its subsidiary’s, DFS-SVP L.P., (collectively, the “Subservicer”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all publicly issued asset-backed securities transactions involving equipment lease receivables originated or purchased by Dell Financial Services L.P. for which the Subservicer acted as a servicer which asset-backed securities transactions were issued on or after January 1, 2006 (the “Platform”) described in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, as of December 31, 2006 and for the period from March 23, 2006 to December 31, 2006 excluding criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122 (d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Subservicer has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management's assertion, for servicing criteria 1122(d)(2)(i), the Subservicer has engaged various vendors to perform the activities required by these servicing criteria. The Subservicer has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Subservicer has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06") . As permitted by Interpretation 17.06, the Subservicer has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to the vendors. The Subservicer is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Subservicer's determination of its eligibility to use Interpretation 17.06. The individual asset-backed transactions and securities that comprise the Platform as defined by management are included as part of the CIT Equipment Collateral 2006-VT1 Receivable-Backed Notes and CIT Equipment Collateral 2006-VT2 Receivable-Backed Notes. Management is responsible for the Subservicer's compliance with the servicing criteria. Our responsibility is to express an opinion on the Subservicer's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Subservicer’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Subservicer processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Subservicer during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Subservicer during the period covered by this report. We believe that our examination provides a reasonable basis

EXHIBIT 34.4

for our opinion. Our examination does not provide a legal determination on the Subservicer’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(2)(i), 1122(d)(2)(vii), 1122(d)(4)(vii) and 1122(d)(4)(viii) of Regulation AB applicable to the Subservicer during the period from March 23, 2006 to December 31, 2006. Payments on pool assets were not deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements. Reconciliations prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts, did not evidence that reconciling items are resolved within 90 calendar days of their original identification. Loss mitigation or recovery actions were not initiated, conducted and concluded in accordance with the timeframes established by the transaction agreements. Records documenting collection efforts were not maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Additionally, our examination identified material deficiencies in the operating effectiveness of the Subservicer’s policies and procedures to monitor the compliance of the vendors with the applicable servicing criteria 1122(d)(2)(i) as of December 31, 2006 and for the period from March 23, 2006 to December 31, 2006 with respect to the Platform, taken as a whole. Specifically, the Subservicer has not performed the procedures designed to ensure the completeness and accuracy of compliance reporting by its lockbox vendors.

In our opinion, except for the material noncompliance described in the preceding paragraph, Dell Financial Services L.P. and its subsidiary, DFS-SPV L.P., complied with the aforementioned applicable servicing criteria as of December 31, 2006 and for the period from March 23, 2006 to December 31, 2006 for all publicly issued asset-backed securities transactions involving equipment lease receivables originated or purchased by Dell Financial Services L.P. for which the Subservicer acted as a servicer which asset-backed securities transactions were issued on or after January 1, 2006, in all material respects.

/s/ PricewaterhouseCoopers LLP
Austin, Texas

March 30, 2007

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